Exhibit 99.1

FOR IMMEDIATE RELEASE

INTERACTIVE SYSTEMS WORLDWIDE
PROVIDES CORPORATE UPDATE

Will Not File Quarterly Report For Fiscal Third Quarter 2008 At This Time

WEST PATERSON, NJ (August 14, 2008) — Interactive Systems Worldwide, Inc. (OTCBB: ISWI.OB) announced today that it will not at this time be filing its Quarterly Report on Form 10-QSB for the period ended June 30, 2008 due to the financial condition (lack of financial resources) of the Company and the anticipated expenses associated with the preparation, independent auditor review and filing of this Report. The Company cannot at this time determine when and if it will be able to file the Form 10-QSB. The Company believes that since it will no longer be current with its SEC filings its common stock will shortly no longer be traded on the OTC Bulletin Board. The Company currently believes that its common stock will continue to be quoted on the Pink Sheets.

The Company believes that it experienced an increase in revenues and a decrease in net operating loss for the three months ended June 30, 2008 as compared to the same period in 2007. The anticipated increase in revenues is primarily due to changes in the revenue share agreements with our partners as well as improved performance of the new integrated version of the Company’s product. The anticipated decrease in net operating loss is primarily due to the increase in revenues and a decrease in general and administrative expenses. The overall net income for the 2008 period is expected to decrease to a net loss due to $370,000 of non-recurring “other revenue” recorded in 2007. The revenue, net operating loss and net loss amounts for the 2008 period cannot be exactly determined at this time because of the Company’s inability to prepare the financial statements and have them reviewed, for the reasons described above.

The Company is attempting to improve its financial condition by seeking additional capital or a strategic relationship, but there can be no assurance that these efforts will be successful. If the Company is not successful in obtaining new financing or entering into a strategic transaction, it may have to cease operations. If the financial condition of the Company improves sufficiently, the Company intends to file the missed Form 10-QSB and regain compliance with the eligibility requirements for quotation on the OTC Bulletin Board.

About Interactive Systems Worldwide, Inc.

Interactive Systems Worldwide, Inc. (OTC Bulletin Board: ISWI.OB) has designed, developed and patented a proprietary software system, the SportXction System, which enables play-by-play wagering during the course of live sporting events. ISWI, through its wholly owned subsidiary Global Interactive Gaming Ltd. (GIG), operates the SportXction® System in the U.K., in conjunction with established media and traditional wagering partners. The system can accept wagers from the Internet, handheld wireless devices, interactive televisions, and standalone kiosks. The system can be used for any live broadcast event.

Contacts:

Interactive Systems Worldwide, Inc.
Bernard Albanese
Chief Executive Officer
Phone: 973-256-8181

FORWARD-LOOKING STATEMENTS: The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements, including, but not limited to, whether and when the Company might be able to file its Quarterly Report on Form 10-QSB for the period ended June 30, 2008, whether the Company’s stock will continue to be traded on the Pink Sheets, whether the Company will regain compliance with the eligibility requirements for quotation on the OTC Bulletin Board in the future, how long the Company’s cash resources will be sufficient to satisfy the Company’s needs, whether the Company will be successful in solving its liquidity issues, and whether the Company will have to cease operations. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date thereof. Readers should carefully review the risks described in documents the Company has filed with the Securities and Exchange Commission, including Annual Reports, Quarterly Reports and Current Reports on Form 8-K.